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                                                                  EXHIBIT 4.4(j)

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          LOMAK PETROLEUM, INC.(1)

FIRST:           The name of the Corporation is Lomak Petroleum, Inc.

SECOND: Its principal and registered office in the State of Delaware is located at No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington, Delaware, 19801.

THIRD: The nature of the business or purposes to be conducted or promoted are:

                 To explore, prospect, drill for, produce, market, sell, and deal in and with petroleum, oil, asphaltum, natural gas, gasoline, napthene, hydrocarbons, oil shales, ores of every kind or the mineral or nonmineral, liquid, solid, or volatile substances and products, by-products, combinations, and derivatives thereof, and to buy, lease, hire, contract for, invest in, and otherwise acquire, and to own, hold, maintain, equip, operate, manage, mortgage, create and grant security interests in, deal in and with, and to sell, lease, exchange and otherwise dispose of oil, gas, mineral, and mining lands, wells, rights, royalties, overriding royalties, oil payments and other oil, gas and mineral interests, claims, locations, patents, concessions, easements, rights-of-way, franchises, real and personal property, and all interests therein, machinery for use on land, water, or air, for prospecting, exploring, and drilling for, producing, gathering, manufacturing, refining, purchasing, leasing, exchanging, trading for, or otherwise disposing of oil, gas and such mineral and non-mineral substances; and to do engineering and contracting and to design, construct, drill, bore, sink, develop, improve, extend, maintain, operate, and repair wells, mines, plants, works, machinery, appliances, rigging, casing, tools, storage, and transportation lines and systems for this Corporation and other persons, associations, or corporations.

                 To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as now in effect or hereafter amended.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 39 million shares, divided into classes as follows:

                 35 million       Common shares having a par value of $.01 per
                                  share; and


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    (1) This Restated Certificate of Incorporation of Lomak Petroleum, Inc. has
been prepared solely to comply with Item 102 of Regulation S-T and has not been filed with the Secretary of State of the State of Delaware.

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                 4 million        Preferred shares having a par value of $1.00
                                  per share.

                 As of November 20, 1992 (the "Effective Date"), each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be changed and converted, without any action on part of the holder thereof, into 1/15th of a share of Common Stock and, in connection with fractional interests in shares of Common Stock of the Corporation, each holder whose aggregate holdings of shares of Common Stock prior to the Effective Date amounted to less than 15, or to a number not evenly divisible by 15 shares of Common Stock, shall be entitled to receive for such fractional interest, and at such time, any such fractional interest shall be converted into the right to receive, upon the surrender of the stock certificates formerly representing shares of Common Stock of the Corporation, cash in lieu of such fractional interest at a price based upon the average of the low bid and high asked price per share of the Common Stock for the ten trading days immediately preceding the Effective Date based upon the quotations provided by NASDAQ.

                 The designations, voting powers, preferences and relative, participating, optional or other special rights, qualifications, limitations and restrictions of the above classes of stock shall be as follows:

                                   DIVISION A

                            SERIAL PREFERRED SHARES

         SECTION 1. The Serial Preferred Shares may be issued from time to time in one or more series. All Serial Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends may be cumulative. Subject to the provisions of Sections 2 to 8, both inclusive, of this Division, which provisions shall apply to all Serial Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series by resolution or resolutions adopted prior to the issuance thereof to fix or determine:

                 (a) The designation of the series, which may be by distinguishing number, letter or title.

                 (b) The number of shares of the series, which number the Board of Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

                 (c) The dividend rate or rates on the shares of the series, whether dividends shall be cumulative and, if so, the dates from which dividends shall be cumulative, and the dates at which dividends, if declared, shall be payable.



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                 (d)      The redemption rights and price or process, if any,
         for shares of the series (which may vary at different redemption dates).

                 (e) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                 (f) The liquidation price payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

                 (g) Whether the shares of the series shall be convertible into Common Shares or other securities of the Corporation, and, if so, the conversion price or rate (which may vary depending on the time at which such conversion is made), any adjustments thereof, and all other terms and conditions upon which such conversion may be made.

                 (h) Restrictions on the issuance of shares of the same series or of any other class or series.

                 (i)      The voting powers, if any, of such series.

         SECTION 2. The holders of Serial Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Serial Preferred Shares, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division and no more, payable quarterly on the dates fixed for such series. Such dividends may be cumulative, in the case of shares of any particular series, from and after the date or dates fixed with respect to such series. No dividends may be paid upon or declared or set apart for any of the Serial Preferred Shares for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon or declared or set apart for all Serial Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

         SECTION 3. In no event so long as any Serial Preferred Shares shall be outstanding shall any dividends, except a dividend payable in Common Shares, or other shares ranking junior to the Serial Preferred Shares, be paid or declared or any distribution be made on the Common Shares or any other shares ranking junior to the Serial Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Serial Preferred Shares be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Common Shares or other shares ranking junior to the Serial Preferred Shares received by the Corporation subsequent to the date on which the Serial Preferred Shares are first issued);





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                 (a)      Unless all accrued and unpaid dividends on Serial
         Preferred Shares, including the full dividends for the current dividend period, shall have been declared and paid for or a sum sufficient for payment thereof set apart; and

                 (b) Unless there shall be no arrearages with respect to the redemption of Serial Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

         SECTION 4. (a) Subject to the express terms of each series, the Corporation may from time to time redeem all or any part of the Serial Preferred Shares of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price, fixed in accordance with the provisions of Section 1, together in each case with accrued and unpaid dividends to the redemption date.

                 (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than thirty (30) days nor more than sixty (60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the Serial Preferred Shares to be redeemed with any bank or trust company named in such notice, directed to be paid to the respective holders of the Serial Preferred Shares so to be redeemed, in amounts equal to the redemption price of all Serial Preferred Shares so to be redeemed, on surrender of the stock certificate or certificates held by such holders, and upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares except only to receive such money from such bank or trust company without interest or the right to exercise, before the redemption date, any unexpired privileges of conversion.
         In case less than all of the outstanding Serial Preferred Shares of any series are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

                 (c) Any Serial Preferred Shares which are redeemed by the Corporation pursuant to the provisions of this Section 4 and any Serial Preferred Shares which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any Serial Preferred Shares which are converted in accordance with the express terms thereof shall be canceled and not reissued. Any Serial Preferred Shares otherwise acquired by the corporation shall resume the status of authorized and unissued Serial Preferred Shares without serial designation.





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         SECTION 5.  (a) The holders of Serial Preferred Shares of any series shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Serial Preferred Shares, the amounts fixed with respect to the shares of such series in accordance with Section 1 of this Division plus an amount equal to all dividends accrued and unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Serial Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon outstanding Serial Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

         After payment to holders of Serial Preferred Shares of the full preferential amounts as aforesaid, holders of Serial Preferred Shares as such shall have no right or claim to any of the remaining assets of the Corporation.

                 (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

         SECTION 6. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Serial Preferred Shares pursuant to this Division A, the holders of Serial Preferred Shares shall have no voting power with respect to any matter whatsoever.

         SECTION 7. The holders of Serial Preferred Shares shall have no preemptive rights to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized.

         SECTION 8.  For the purpose of this Division A:

         Whenever reference is made to shares "ranking junior to the Serial Preferred Shares," such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation are junior and subordinate to the rights of the holders of Serial Preferred Shares.





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                                   DIVISION B

                                 COMMON SHARES

         The Common Shares shall be subject to the express terms of the Serial Preferred Shares and any series thereof and to the express terms of the Preferred Stock. Each Common Share shall be equal to every other Common Share. The holders of Common Shares shall be entitled to one vote for each share upon all matters presented to the shareholders.

         The holders of Common Shares shall have no preemptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized.

FIFTH: The names and mailing addresses of the incorporators are as follows:

                 Name                              Mailing Address

         Anthony E. Efremoff                       1200 Harter Bank Building
                                                   Canton, Ohio  44702

         Terrence P. Kessler                       1200 Harter Bank Building
                                                   Canton, Ohio  44702

         Thomas E. Martin                          1200 Harter Bank Building
                                                   Canton, Ohio  44702

SIXTH: The names and mailing addresses of the persons who will serve as the Board of Directors until their successors are elected and qualify are:

                 Name                              Mailing Address

         C. R. Michaels                            150 Grand Trunk
                                                   Hartville, Ohio  44632

         K. G. Hungerford, II                      Hungerford & Co., P.C.
                                                   Riverview Center
                                                   678 Front Avenue, N.W.
                                                   Grand Rapids, Michigan  45904

         Richard J. Lacks                          Lacks Industries, Inc.
                                                   1601 Galbraith, S.E.
                                                   Grand Rapids, Michigan  49506





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         John P. Lacks                             Lacks Industries, Inc.
                                                   1601 Galbraith, S.E.
                                                   Grand Rapids, Michigan  49506

         David Augspurger                          Kingsley Associates
                                                   25625 Southfield Road
                                                   Southfield, Michigan  48075

         John O'Neill                              Kingsley Associates
                                                   25625 Southfield Road
                                                   Southfield, Michigan  48075

         Elmo Zumwalt, Jr.                         2721 North Lake Drive
                                                   Milwaukee, Wisconsin  53211

         Benjamin Weiner                           1492 High Ridge Road
                                                   Stamford, Connecticut  06903

         Otto J. Dax                               Siemens Corporation
                                                   General Motors Building
                                                   767 - 5th Avenue
                                                   New York, New York  10022

SEVENTH: In furtherance and not in limitation of the powers granted them by statute, the Board of Directors is hereby authorized:

                 (1) To alter, make, amend or repeal the By-laws of the corporation.

                 (2)      From time to time,

                          a) to issue, sell and dispose of shares of the authorized and previously unissued capital stock of the corporation and shares of its outstanding capital stock held in its treasury;

                          b) to issue, sell and dispose of the bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation convertible into, or carrying rights to purchase, stock of the corporation of any class; and

                          c) to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

                 (3) To purchase any of the outstanding shares of the Corporation at such price and upon such terms as the Directors may determine.





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                 (4)      The corporation may in its By-laws confer powers upon
                 its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

                 (5) Any former, present or future director, officer or employee of the company or the legal representative of any such director, officer, or employee shall be indemnified by the company

                          a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful on the merits or otherwise in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, or in defense of any claim, issue or matter therein, by reason of such person being or having been such director, officer or employee, and

                          b) with respect to any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amounts paid or payable to the company) and counsel fees if such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred to the Board of Directors; provided, however, in connection with any proceeding by or in the right of the company, no indemnification shall be provided as to any person adjudged by any court to be liable for negligence or misconduct except as and to the extent determined by such court.

                                  The termination of any such inquiry,
                          investigation, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not meet the standards of conduct set forth in subsection (b) above.

                                  Reasonable costs, disbursements and counsel
                          fees incurred by such person in connection with any inquiry, investigation action, suit or proceeding may be paid by the company in advance of the final disposition of such matter if authorized by a majority of the Board of Directors (sitting as a committee of the Board) not parties to such matter upon receipt by the





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                          company of an undertaking by or on behalf of such
                          person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified as set forth herein.

                                  The Board of Directors may, at any regular or
                          special meeting of the Board, by resolution, accord similar indemnification (prospective or retroactive) to any director, trustee, officer or employee of any other company who is serving as such at the request of the company because of the company's interest in such other company and any officer, director or employee of any constituent corporation absorbed by the company in a consolidation or merger, or the legal representative of any such director, trustee, officer or employee.

                                  The indemnification herein provided shall not
                          exclude any other rights to which such person may be entitled as a matter of law or which may be lawfully granted.

EIGHT: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
                 (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article Eight, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit claim or other matter, but for this Article Eight, would accrue or arise prior to such repeal or modification.





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